EX-20.2
                                                                   -------

                        REPORT OF INDEPENDENT ACCOUNTANTS

                      [LETTERHEAD OF PRICE WATERHOUSE LLP]

                        Report of Independent Accountants

April 18, 1997

To the Board of Directors of
The Chase Manhattan Bank


                  We have examined management's assertion about the compliance of The Chase Manhattan Bank, Home Equity Services line of business ("CMHES") with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP"), as those standards are applicable to CMHES, as of December 31, 1996 included in the accompanying Management Assertion (see Exhibit I). Management is responsible for the compliance of CMHES with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the entity's compliance based on our examination.

                  Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the compliance of CMHES with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. Our examination does not provide a legal determination on the compliance of CMHES with the minimum servicing standards. We understand that compliance with the minimum servicing standards referred to above are required by the Pooling & Servicing Agreement dated September 21, 1995, however we make no representation regarding the sufficiency of the minimum servicing standards either for the purpose for which this report has been requested or any other purpose.

                  In our opinion, management's assertion that CMHES has complied with the minimum standards mentioned above, as those standards are applicable to CMHES, as of December 31, 1996 is fairly stated, in all material respects.

                  We have been informed by management that the minimum servicing standards mentioned above, requiring custodial accounts to be reconciled, custodial bank accounts to be held at a federally insured depository institution, and mortgage payments to be deposited into custodial bank accounts and related bank clearing accounts within two business days of receipt, are not applicable to CMHES since the Pooling and Servicing Agreement mentioned above does not require custodial accounts. We have also been informed by management that the provisions per the minimum servicing standards mentioned above relating to escrow accounts are not applicable since no escrow accounts exist.

                  This report is intended solely for the use of the Board of Directors and management of the Chase Manhattan Bank, MBIA Insurance Corporation as Insurer and Bank One, Columbus, N.A., as Trustee for the Trust, and should not be used for any other purpose, except that copies may be distributed by the Trustees to the Certificateholders, Standard & Poor's Corporation and Moody's Investor Service, Inc.


/S/   Price Waterhouse LLP


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                    [LETTERHEAD OF THE CHASE MANHATTAN BANK]


                        MANAGEMENT REPRESENTATION LETTER

April 18, 1997

Price Waterhouse LLP
1177 Avenue of the Americas
New York, New York 10036

Ladies and Gentlemen:

         In connection with your examination of our assertion that The Chase Manhattan Bank Home Equity Services line of Business ("CMHES") complied with the minimum servicing standards in the Mortgage Banker Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP"), as those standards are applicable to CMHES, for the period ended December 31, 1996, we recognize that obtaining representations from us concerning the information contained in this letter is a significant procedure in enabling you to express an opinion on management's assertion about compliance with the minimum servicing standards. Accordingly, we make the following representations, which are true to the best of our knowledge and belief in all material respects;

         1. We are responsible for complying with the minimum servicing standards in the USAP, as those standards are applicable to CMHES.

         2. We are responsible for establishing and maintaining an effective internal control structure over compliance with the applicable minimum servicing standards.

         3. We have performed an evaluation of the compliance of The Chase Manhattan Bank Home Equity Services line of business with the applicable minimum servicing standards.

         4. For the year ended December 31, 1996, CMHES has complied with the applicable minimum servicing standards as they are applicable to CMHES.

         5. For the year ended December 31, 1996, CMHES has fulfilled all obligations under and has serviced the home equity line of credit loans in accordance with the terms of the Pooling and Servicing Agreement dated September 21, 1995 between The Chase Manhattan Bank as Seller and Servicer, and Bank One Trust Company, N.A., as Trustee, related to the Revolving Home Equity Loan Asset Backed Certificates Series 1995-1 (the "Pooling and Servicing Agreement").

         6. We have made available to you all documentation related to compliance with the minimum servicing standards.

         7. We have disclosed any communications from regulatory agencies, internal auditors, and other practitioners concerning possible noncompliance with the minimum servicing standards, including communications received between December 31, 1996 and April 18, 1997.

         8. There are no instances of known noncompliance occurring subsequent to December 31, 1996.

         9. There are no escrow accounts related to home equity line of credit loans. All credit life payments related to home equity line of credit loans are paid on a timely basis and Chase advances funds for payment if such payments are not received from mortgagors.

         10. There are no checks used for disbursements to investors or on behalf of mortgagors.

         11. There are no custodial bank accounts maintained with respect to payments received on home equity line of credit loans, as permitted under
Section 2.05(d) of the Pooling and Servicing Agreement. Payment received on home equity line of credit loans are handled in accordance with the terms of the Pooling and Servicing Agreement.

         12. The Chase  Manhattan  Bank had in effect  fidelity bonds and errors
and  omissions   policies  in  the  amount  of  $200,000,000   and  $25,000,000,
respectively, as of December 31, 1996.

         13. There were no disputes, with regard to balances relating to the period ended December 31, 1996, that are still unresolved.


/S/    Ms. Lois B. Deming
       Senior Vice President
       Chase Manhattan Home Equity Services

/S/    Ms. Marjorie A. Nau
       Vice President
       Chase Manhattan Home Equity Services

/S/    Mr. Glen M. Krouse
       Chief Financial Officer
       Chase Manhattan Home Equity Services

/S/    Mr. William J. Murray
       Controller
       Chase Manhattan Home Equity Services